EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 24, 2013

To the Benefits Administration Committee

Employees’ 401(k) Savings Plan of Bank of Montreal/Harris

Chicago, Illinois

We consent to the incorporation, by reference in Registration Statement No. 333-177579 of Bank of Montreal on Form S-8, of our report dated June 24, 2013, with respect to the statements of net assets available for plan benefits of the Employees’ 401(k) Savings Plan of Bank of Montreal/Harris as of December 31, 2012 and 2011, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedules of assets (held at end of year) and nonexempt transactions, which report appears in the December 31, 2012 Annual Report on Form 11-K of the Employees’ 401(k) Savings Plan of Bank of Montreal/Harris.

/s/ George Johnson & Company

CERTIFIED PUBLIC ACCOUNTANTS
Chicago, Illinois